[Ernst & Young Letterhead]



November 6, 2002



Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA  70112


To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements (Form Nos. 33-63271, 33-63269, 33-63267, 333-85803 and 333-31584) of Freeport-McMoRan Copper &
Gold Inc. of our report dated October 15, 2002 relating to the unaudited condensed interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form 10-Q for the quarter ended September 30, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                Very truly yours,
                                /s/ Ernst & Young LLP